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                               JOHNSON AND COLMAR
                             300 South Wacker Drive
                                   Suite 1000
                            Chicago, Illinois 60606
                           Telephone: (312) 922-1980
                           Telecopier: (312) 922-9283




                                February 3, 1999



Board of Directors
Stericycle, Inc.
28161 North Keith Drive
Lake Forest, Illinois 60045

                        Re: Registration Statement on Form S-3

Gentlemen:

     We have acted as counsel to Stericycle, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") for the registration (Registration No. 333-60591) under the Securities Act of 1933, as amended, of 4,025,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), of which 3,500,000 Shares are to be offered for sale in a public offering underwritten by Warburg Dillon Read LLC, BT Alex. Brown Incorporated, Credit Suisse First Boston Corporation, William Blair & Company, L.L.C. and other underwriters (the "Underwriters") and 525,000 Shares are intended to cover the Underwriters' over-allotments, if any.

     As such counsel, we have examined the Registration Statement (including the prospectus which is part of the Registration Statement), as the Registration Statement (and prospectus) have been amended to date, the Company's certificate of incorporation and by-laws, each as amended to date, minutes of meetings and records of proceedings of the Company's Board of Directors and stockholders (including, but not limited to, the Consents of Directors respectively dated as of May 26, 1998 and January 27, 1999, signed by all of the Company's directors, pursuant to which, in accordance with section 141(f) of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"), the Company's Board of Directors adopted certain resolutions without the necessity of formal meetings of the Board of Directors), and such other matters of fact and questions of law as we have considered necessary to form the basis of our opinion. In the course of this







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Board of Directors
February 3, 1999
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examination, we have assumed the genuineness of all signatures, the authenticity of all documents and certificates submitted to us as originals by representatives of the Company, public officials and third parties, and the conformity to and authenticity of the originals of all documents and certificates submitted to us as copies.

     On the basis of our examination, we are of the opinion that the Company has duly authorized the issuance of the Shares and that, when issued and delivered to the Underwriters against payment in accordance with the underwriting agreement to be entered into by the Company and Warburg Dillon Read LLC, BT Alex. Brown Incorporated, Credit Suisse First Boston Corporation and William Blair & Company, L.L.C., as managing Underwriters and representatives of the several Underwriters to be named in Schedule A to the underwriting agreement, the Shares will be validly issued, fully paid and nonassessable.

     We consent to the use of our opinion as an exhibit to the Registration Statement.


                                         Very truly yours,

                                         /s/ Johnson and Colmar

                                         JOHNSON AND COLMAR